SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

SCHEDULE 13G
(Rule 13d-102)


INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 3)

LAWSON PRODUCTS, INC.
(Name of Issuer)

Common Stock, Par Value $1.00 Per Share
(Title of Class of Securities)

520776105
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

			 Rule 13d-1(b)
			 Rule 13d-1(c)
			 Rule 13d-1(d)
____________________

* The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act But shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)





CUSIP NO.	520776105
13G
Page 2 of 15 Pages

1
NAMES OF REPORTING PERSONS

KDI CAPITAL PARTNERS, LLC
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

910,481  shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

910,481  shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

910,481  shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.5% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

IA, OO (Limited Liability Company)





CUSIP NO.	520776105
13G
Page 3 of 15 Pages

1
NAMES OF REPORTING PERSONS

OUTSTANDING BUSINESSES LIMITED PARTNERSHIP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

150,968 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

150,968 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

150,968 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.7% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)



CUSIP NO.	520776105
13G
Page 4 of 15 Pages

1
NAMES OF REPORTING PERSONS

A FEW VALUABLE BUSINESSES PARTNERSHIP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

183,256 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

183,256 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

183,256 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.1% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)






CUSIP NO.	520776105
13G
Page 5 of 15 Pages

1
NAMES OF REPORTING PERSONS

CAPITAL PARTNER INVESTMENTS LIMITED PARTNERSHIP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

243,037 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

243,037 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

243,037 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.8% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)



CUSIP NO.	520776105
13G
Page 6 of 15 Pages

1
NAMES OF REPORTING PERSONS

WORTHY COMPANIES LIMITED PARTNERSHIP
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

56,337 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

56,337 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

56,337 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.6% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)



CUSIP NO.	520776105
13G
Page 7 of 15 Pages

1
NAMES OF REPORTING PERSONS

FINANCIAL ASCENT LIMITED PARTNERSHIP
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

86,527 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

86,527 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

86,527 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.0% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)



CUSIP NO.	520776105
13G
Page 8 of 15 Pages

1
NAMES OF REPORTING PERSONS

FINANCIAL ASCENT TE LIMITED PARTNERSHIP

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

STATE OF NORTH CAROLINA, UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

119,242 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

119,242 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

119,242 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

1.4% of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

PN (Limited Partnership)





CUSIP NO.	520776105
13G
Page 9 of 15 Pages

1
NAMES OF REPORTING PERSONS

JOHN M. DAY

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

55


6
SHARED VOTING POWER

910,481 shares of Common Stock

7
SOLE DISPOSITIVE POWER

55


8
SHARED DISPOSITIVE POWER

910,481 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

910,536 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.5 % of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

IN



CUSIP NO.	520776105
13G
Page 10 of 15 Pages

1
NAMES OF REPORTING PERSONS

SHELDON M. FOX

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
										(a)
										(b)
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES OF AMERICA






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER

N/A


6
SHARED VOTING POWER

910,481 shares of Common Stock

7
SOLE DISPOSITIVE POWER

N/A


8
SHARED DISPOSITIVE POWER

910,481 shares of Common Stock
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

910,481 shares of Common Stock
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
CERTAIN SHARES


11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.5 % of the outstanding shares of Common Stock
12
TYPE OF REPORTING PERSON

IN

Item 1.	(a)	Name of Issuer:

		Lawson Products, Inc. (the ?Issuer?)

	(b)	Address of Issuer?s Principal Executive Offices:

		8770 W. Bryn Mawr Avenue, Suite 900
		Chicago, Illinois 60631

Item 2.	(a)	Name of Persons Filing:

		KDI Capital Partners, LLC
       Outstanding Businesses Limited Partnership
       A Few Valuable Businesses Partnership
       Capital Partner Investments Limited Partnership
       Worthy Companies Limited Partnership
       Financial Ascent Limited Partnership
       Financial Ascent TE Limited Partnership
       John M. Day
       Sheldon M. Fox

	(b)	Address of Principal Business Office or, if None, Residence:

		For all persons filing:

		4101 Lake Boone Trail, Suite 218
       Raleigh, NC 27607

	(c)	Citizenship:

		KDI Capital Partners, LLC is a North Carolina limited liability company

A Few Valuable Businesses Partnership, Capital Partner Investments
Limited Partnership, Worthy Companies Limited Partnership, Financial Ascent Limited Partnership, Outstanding Businesses Limited Partnership and Financial Ascent TE Limited Partnership (collectively, the ?Partnerships?) are all limited partnerships formed in the state of North Carolina

       Mr. Day and Mr. Fox are United States citizens

	(d)	Title of Class of Securities:

		Common Stock

	(e)	CUSIP Number:

		520776105

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
or (c), Check Whether the Person Filing is a:

	Not applicable. Filed pursuant to Rule 13d-1(c).



Item 4.		Ownership.



KDI Capital Partners, LLC

Outstanding Businesses Limited Partnership
A Few Valuable Businesses Partnership
Capital Partner Investments
Limited Partnership
Worthy Companies Limited Partnership
Financial Ascent Limited Partnership
Financial Ascent TE Limited Partnership

John M. Day

Sheldon
M. Fox
(a)	Amount Beneficially Owned:
910,481
150,968
183,256
243,037
56,337
86,527
119,242
910,536
910,481
(b)	Percent of Class:
10.5%
1.7%
2.1%
2.8%
0.6%
1.0%
1.4%
10.5%
10.5%
(c)	Number of Shares to
	Which Reporting Person
	Has:









(i)	Sole Voting Power:
N/A
N/A
N/A
N/A
N/A
N/A
N/A
55
N/A
(ii)	Shared Voting Power:
910,481
150,968
183,256
243,037
56,337
86,527
119,242
910,481
910,481
(iii)	Sole Dispositive Power:
N/A
N/A
N/A
N/A
N/A
N/A
N/A
55
N/A
(iv)	Shared Dispositive Power:
910,481
150,968
183,256
243,037
56,337
86,527
119,242
910,481
910,481

	The reported shares are the Issuer?s common stock.

910,481 of the reported shares are owned by investment advisory clients of KDI Capital Partners, LLC (?KDI?). As reflected above, each of the Partnerships directly owns shares of the Issuer (of these 910,481shares, 839,367 shares are owned in the aggregate by the Partnerships, and are owned by separate accounts managed by KDI.). KDI is the investment advisor and general partner of each of the Partnerships. Other separately managed account clients also own, in the aggregate, 71,114 shares of the Issuer (including separate accounts owned by Messrs. Day and Fox, certain of their family members and personnel of KDI); however, in the aggregate, these accounts amount to less than 1% of the outstanding shares of the Issuer. As investment advisor to all of these accounts
(and as investment advisor and general partner of the Partnerships), KDI could be deemed to be an indirect beneficial owner of 910,481 of the reported shares by virtue of its voting and dispositive power over these shares.

	John M. Day and Sheldon M. Fox are the managing members and principal owners of KDI, and could be deemed to share such indirect beneficial ownership with KDI. Mr. Day also owns 55 shares of the Issuer?s common stock in a separate account that is not managed by KDI.

This amendment to Schedule 13G (the ?Amendment?) is being filed to reflect year-end ownership of the Issuer?s securities for KDI?s clients on December 31, 2014 and updates previous filings made by KDI, the Partnerships and Messrs. Day and Fox.

Item 5.		Ownership of Five Percent or Less of a Class.

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following__.

Item 6.		Ownership of More than Five Percent on Behalf of Another Person.

	Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on by the Parent Holding Company or Control Person.

		Not applicable.

Item 8.		Identification and Classification of Members of the Group.

		Not applicable.

Item 9.		Notice of Dissolution of Group.

		Not applicable.

Item 10.	Certification.

		By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits

Exhibit 1

Power of attorney granted by John M. Day to Sheldon M. Fox
SIGNATURES

	After reasonable inquiry and to the best of each of the undersigned?s knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date: February 6, 2015



KDI CAPITAL PARTNERS, LLC


By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title: 	Managing Member




A FEW VALUABLE BUSINESSES PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




CAPITAL PARTNER INVESTMENTS LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




WORTHY COMPANIES LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




FINANCIAL ASCENT LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member






OUTSTANDING BUSINESSES LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




FINANCIAL ASCENT TE LIMITED PARTNERSHIP


By: 	KDI Capital Partners, LLC, General Partner

By:	/s/ Sheldon M. Fox
Name: Sheldon M. Fox
Title:	Managing Member




/s/ John M. Day*

John M. Day





/s/ Sheldon M. Fox

Sheldon M. Fox




* By /s/ Sheldon M. Fox

Sheldon M. Fox
Attorney-in-fact




















Exhibit 1

POWER OF ATTORNEY


The undersigned hereby appoints Sheldon M. Fox as the undersigned?s true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, Form 3, Form 4,
Form 5, any amendments to any of the foregoing and any related documentation that may be required to be filed by the undersigned with respect to securities of Lawson Products, Inc. (?Lawson?) that are beneficially owned by the undersigned, as a result of the undersigned?s role as an owner and managing member of KDI Capital Partners, LLC. The undersigned grants unto said attorney-in-fact full power and authority to do and perform each and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact?s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned?s responsibilities to comply with Section 13, Section 14 or Section 16 of the Securities Exchange
Act of 1934.

This Power of Attorney shall remain in full force and effect through July 31, 2015, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the 4th day of February 2015.


/s/ John M. Day
John M. Day



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